EXHIBIT 99.1
FirstCash Reports Strong First Quarter Results;
Completes Share Repurchase Authorization and
Authorizes Additional Share Repurchase Program;
Declares Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (April 28, 2022) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions, today announced operating results for the three-month period ended March 31, 2022. The Company also announced the completion of its current $100 million share repurchase plan and the authorization of a new $100 million share repurchase plan. In addition, the Board of Directors declared a quarterly cash dividend of $0.30 per share, which will be paid in May 2022.

Mr. Rick Wessel, chief executive officer, stated, “Our first quarter results were outstanding, driven primarily by strong year-over-year growth in revenue and earnings from our core pawn operations, which represented over 80% of segment pre-tax income for the quarter. Growth in pawn receivables, which is a leading indicator of future revenue growth, was especially strong in the U.S. with pawn receivables up 42% at quarter end compared to the same point last year. Operating results for recently acquired American First Finance (“AFF”) were highlighted by year-over-year growth in retail POS door counts and gross transaction volumes coupled with accretive revenues, earnings and cash flows.

“The first quarter results also yielded strong operating cash flows which were used to repurchase over one million shares of stock in addition to reducing debt by $41 million. The declaration of the cash dividend and the new share repurchase authorization further reinforces FirstCash’s commitment to shareholder returns.”

This release contains adjusted earnings measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$659,839	$407,939	$676,012	$407,939
Net income	$28,005	$33,715	$56,871	$34,928
Diluted earnings per share	$0.58	$0.82	$1.18	$0.85
EBITDA (non-GAAP measure)	$78,096	$63,955	$101,348	$65,601
Weighted-average diluted shares	48,300	41,056	48,300	41,056

Consolidated Operating Highlights
•Diluted earnings per share for the first quarter of 2022 decreased 29% on a GAAP basis, primarily due to non-cash purchase accounting impacts related to the AFF acquisition. Adjusted non-GAAP earnings per share, excluding these impacts, increased 39% compared to the prior-year quarter.
•EBITDA and Adjusted EBITDA for the first quarter of 2022 increased 22% and 54%, respectively, compared to the prior-year quarter. For the twelve month period ended March 31, 2022, EBITDA increased 21% while adjusted EBITDA increased 43% over the comparable prior year period.
•Consolidated revenues totaled a record $660 million for the quarter, representing a 62% increase over the prior-year quarter. Adjusted consolidated revenues were $676 million for the quarter, which excludes the impacts of purchase accounting.
•Pre-tax operating income from the Company’s core pawn segments increased $16 million, or 19%, in the first quarter of 2022 compared to the prior-year quarter, reflecting significant growth in pawn receivables and merchandise inventory levels compared to a year ago:
•U.S. pawn segment pre-tax income for the first quarter of 2022 was $73 million, an increase of 20% over the first quarter of the prior year. These results were driven primarily by an 18% increase in pawn fee revenue compared to last year.
•Latin America pawn segment pre-tax income for the first quarter of 2022 was $30 million, an increase of 15% over the first quarter of the prior year (also 15% on a constant currency basis), reflecting a 19% increase in retail sales (20% on a constant currency basis).
•The retail POS payment solutions segment (AFF), in its first full quarter as a subsidiary of the Company, contributed first quarter GAAP segment pre-tax income of $5 million. Excluding non-cash purchase accounting impacts, adjusted segment pre-tax income was $25 million.

U.S. Pawn Segment
•Segment pre-tax operating income increased by $12 million, or 20%, for the first quarter of 2022 compared to the prior-year quarter. The resulting segment pre-tax operating margin was 23% for the first quarter of 2022, an improvement over the 22% margin for the prior-year quarter.
•Pawn receivables increased 42% in total at March 31, 2022 compared to the prior year, while same-store pawn receivables were up 38%. The growth was driven by a significant recovery in pawn balances and lower-than-normal seasonal pay downs normally associated with tax refunds. Pawn receivables are currently above pre-COVID levels when compared to the same point in 2019.
•Pawn loan fee revenue, which typically lags pawn receivables growth, was up 18% for the first quarter of 2022 and 14% on a same-store basis, as compared to the prior-year quarter.
•Retail merchandise sales in the first quarter of 2022 increased 8% compared to the prior-year quarter, despite continued COVID and weather-related headwinds which dampened retail traffic in January and early February. On a same store-basis, retail sales increased 4% compared to the prior-year quarter.
•Retail sales margins remained strong at 42% in the first quarter of 2022, reflecting solid demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Merchandise inventories increased 44% on a year-over-year basis versus the depleted levels a year ago and are now normalized to pre-COVID levels. Inventories remain well-positioned, with aged inventory (greater than one year) decreasing to a record low of only 1% versus the prior-year at 2%.
•Operating expenses increased 4% in total for the first quarter of 2022 compared to the prior-year quarter, which is consistent with the 3% increase in the U.S. store count. Operating expenses were flat on a same-store basis compared to the prior-year quarter.

Latin America Pawn Segment
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the first quarter of 2022 was 20.5 pesos / dollar, an unfavorable change of 1% versus the comparable prior-year period.
•Segment pre-tax operating income for the first quarter of 2022 increased 15%, also 15% on a constant currency basis, over the prior-year quarter, reflecting an increased contribution from retail sales revenue. The resulting segment pre-tax operating margin was 19% for the first quarter of 2022, which equaled the prior-year quarter.
•Retail merchandise sales in the first quarter of 2022 were especially strong, increasing 19%, or 20% on a constant currency basis, compared to the prior-year quarter. Same-store retail sales grew 18%, or 19% on a constant currency basis, compared to the prior-year quarter.
•Pawn receivables at March 31, 2022 increased 7% compared to the prior year, or 4% on a constant currency basis. On a same-store basis, pawn receivables increased 6%, or 3% on a constant currency basis, compared to the prior year. The Company attributes slower growth in Latin American pawn receivables in part to continued record levels of currency remittances from the U.S., which were up a reported 27% in 2021 (on a year-over-year basis) and 21% in the first two months of 2022 compared to last year.
•Pawn loan fees increased 6% in the first quarter of 2022, or 7% on a constant currency basis, as compared to the prior-year quarter, reflecting strong yields on the portfolio. On a same-store basis, pawn loan fees increased 5%, or 6% on a constant currency basis, compared to the prior-year quarter.
•Retail margins remained solid at 36% in the first quarter of 2022, especially given the significant percentage of sales coming from cell phones and other popular electronics.
•Annualized inventory turnover was particularly strong at 4.3 times for the trailing twelve months ended March 31, 2022, while inventories aged greater than one year as of March 31, 2022 decreased to 1% versus the prior-year of 2%.
•Operating expenses increased 8%, or 9% on a constant currency basis, for the first quarter of 2022, compared to the prior-year quarter, reflecting continued store growth and inflationary pressure on labor and other operating expenses in the current quarter. Same-store operating expenses increased 7%, or 8% on a constant currency basis, compared to the prior-year quarter.
•A total of 10 de novo locations were opened in Latin America during the first quarter of 2022, all of which were located in Mexico.

Retail Point-of-Sale Payment Solutions Segment - American First Finance
•Segment revenues from lease-to-own (“LTO”) fees and interest and fees on finance receivables for the first quarter of 2022 totaled $192 million on a GAAP basis, or $209 million on an adjusted basis, which excludes the impacts of purchase accounting.
•Segment pre-tax operating income for the first quarter of 2022 totaled $5 million on a GAAP basis, or $25 million on an adjusted basis, excluding certain non-cash purchase accounting impacts.
•AFF continued to grow market share in the retail POS payment solutions space with approximately 6,900 active retail and e-commerce merchant partner locations at March 31, 2022, representing a 34% increase in door count compared to the same point last year.
•Combined leased merchandise and finance receivables outstanding at March 31, 2022, excluding the impacts of purchase accounting, increased 47% compared to the same point last year.
•Gross transaction volume from LTO and POS financing transactions totaled $185 million for the first quarter of 2022. This represents an increase of 16% compared to pre-acquisition results in the first quarter of 2021, which was driven by the growth in retail partner locations and e-commerce originations, partially offset by reduced merchant partner retail traffic due to COVID issues early in the quarter and a delayed tax refund season.

•Credit loss provisioning is based on a methodology which estimates full day-one provisioning of expected lifetime losses on both LTO and retail finance products. The provision rate on first quarter of 2022 gross transaction volume reflects seasonally higher provisioning and expected normalization of credit trends to pre-COVID loss rates. Actual charge-offs for the first quarter of 2022 were materially consistent with previously established losses included in the Company’s loss reserves on the lease and loan portfolio.

Cash Flow and Liquidity
•The Company generated $106 million in cash flow from operations and $131 million in adjusted free cash flow during the first quarter of 2022, which represented year-over-year increases of 54% and 28%, respectively.
•Utilizing strong first quarter 2022 cash flows, the Company was able to reduce outstanding debt by $41 million during the quarter. The Company’s strong liquidity position at March 31, 2022 includes cash balances of $113 million and ample borrowing capacity under its bank lines of credit.
•The resulting net debt to trailing twelve months adjusted EBITDA ratio improved to 3.5 times as of March 31, 2022 compared to 4.1 times as of December 31, 2021.

Shareholder Returns
•The Company repurchased 1,048,000 shares of common stock during the first quarter of 2022 at an aggregate cost of $72 million and an average cost per share of $68.87 to complete the $100 million share repurchase program authorized in January 2021.
•On April 27, 2022, the Board of Directors approved a new share repurchase authorization of up to $100 million of common shares. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.
•The Board of Directors declared a $0.30 per share second quarter cash dividend on common shares outstanding, which will be paid on May 31, 2022 to stockholders of record as of May 16, 2022. This represents an annualized dividend of $1.20 per share. Any future dividends are subject to approval by the Company’s Board of Directors.

2022 Outlook
The Company outlook for 2022 remains extremely positive as it continues to expect significant year-over-year revenue and earnings growth in 2022 based on first quarter results and current trends. These expected trends for the remainder of the year include the following:
Pawn Operations:
•Inflationary economic environments have historically driven increased customer demand for pawn loans and value-priced merchandise offered in pawn stores. Demand for pawn loans in the U.S. continues to be robust in April and we continue to expect year-over-year strong growth in domestic pawn loan fees. Given the building inflationary pressures in Latin America, growth in pawn balances is also expected, especially in the second half of the year after the normal seasonal pay-down in May due to employee profit sharing distributions.
•Pawn merchandise inventories are well-positioned, having essentially normalized to pre-COVID levels with very limited amounts of aged inventory, which continues to drive higher than normal retail margins.
•With over 50% of pawn collateral and inventories held in jewelry, the Company believes the continued strength of gold prices will provide increased collateral values for customers in addition to generating potentially higher margins on the liquidation of scrap jewelry.

•Increases in wages and certain other operating costs across all markets are expected in 2022, including Mexico in particular, where the federal minimum wage and certain statutory employee benefits were recently increased. The Company believes these additional expenses are manageable and expects them to be more than offset by increased revenues.
•The Company continues to expect up to 60 new store additions for the full year 2022, primarily in Latin America, and continues to seek and evaluate accretive pawn acquisitions across all of its existing markets.
•The current trading level for the Mexican peso to the U.S. dollar is approximately 20 to 1, which is a slight tailwind compared to the average exchange rate in 2021 of 20.3 to 1. Each full point in the exchange rate represents an approximate $0.08 impact on earnings per share.
AFF Operations:
•Despite headwinds that could potentially impact retail sales at AFF’s retail merchant partners, such as inflation, consumer credit quality and inventory shortages, the Company continues to expect AFF to generate full year growth in gross transaction volumes and revenues, primarily from increased door counts, which is expected to drive EBITDA accretion of 30% or more. AFF’s estimated lease and loan loss provisioning for the remainder of the year reflects normalization to higher pre-pandemic loss rates.
•As a reminder regarding the seasonality of AFF’s business, average outstanding balances for merchandise on lease and outstanding finance receivables typically decline during the first quarter due to tax season early buyouts and principal balance pay downs. With the delayed tax season, these lower balances may extend longer into the second quarter and potentially impact second quarter revenues.
Tax Rate:
•For the full year of 2022, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s first quarter of 2022 results. “Our strong first quarter results reflect continued resiliency and the diversity of our core pawn businesses in both the U.S. and Latin America. On a combined basis, pre-tax segment income from pawn operations for the first quarter increased 19% over last year.

“In the U.S. pawn segment, demand for pawn loans was especially strong, which we believe was driven by consumer behavior normalizing, continued normalization of the consumer credit environment and inflationary pressures resulting in the rapid increases in the price of gasoline and consumer staples. Our U.S. retail business, that offers a broad selection of consumer products at deep values, also performed better with margins well above historical averages.

“In Latin America, our retail sales were particularly strong as higher inventory balances and healthy consumer spending drove a 19% increase in retail sales, or 20% on a constant currency basis. Pawn receivable growth has slowed due to increased remittance activity over the past year, but we believe remittance activity could decline over the course of the current year given inflationary pressures in the U.S. further impacting Latin American consumers.

“FirstCash continues to see de novo store growth opportunities in Latin America and anticipates opening approximately 60 new locations this year, primarily in Mexico. Additionally, we continue to strategically acquire underlying store real estate when appropriate. Over the past 12 months, we have purchased 47 locations in the U.S. and currently own the real estate for approximately 24% of the U.S. store base.

“We are very pleased with AFF’s first quarter as part of the FirstCash family. The process of integrating our senior executive teams and combining certain administrative functions is well underway. The first quarter operating results saw increased year-over-year LTO and POS financing transaction volumes despite challenges related to COVID and the delayed tax refund season. As the credit environment normalizes to pre-pandemic conditions, we continue to reserve for future expected credit losses in what we believe to be a prudent manner. Additionally, we are beginning to pilot AFF’s LTO product in our pawn locations and are seeing positive results. Looking forward, we continue to see meaningful opportunities to add additional merchant partner relationships to further drive AFF’s long-term growth.

“On a consolidated basis, first quarter of 2022 EBITDA totaled $78 million while adjusted EBITDA was a first quarter record at $101 million. Cash flows were impressive this quarter as well, which we utilized to pay our dividend, further fund share buybacks and reduce outstanding debt. We were especially pleased to both complete the remaining $72 million share repurchase authorization under the existing plan and announce a new $100 million repurchase authorization while also reducing leverage on our balance sheet. At the same time, we remain focused on growing the footprint of our core pawn operations through new store openings and acquisitions, noting that the environment for potential acquisition opportunities continues to remain favorable.

“Given all of the factors highlighted in this release and the diversity of products and geographic markets, we continue to be confident in our ability to thrive across multiple economic environments and drive further shareholder value,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 6,900 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks associated with the putative shareholder securities class action lawsuit filed against the Company, the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company, the California private lawsuits filed against the Company in which the plaintiffs are seeking class certification, and subpoenas seeking information from the Company received from state regulators from time to time, including the incurrence of meaningful expenses, reputational damage, monetary damages and other penalties; risks relating to the AFF transaction, including the failure of the transaction to deliver the estimated value and benefits expected by the Company, the incurrence of unexpected future costs, liabilities or obligations as a result of the transaction, the effect of the transaction on the ability of the Company to retain and hire personnel and maintain relationships with retail partners, consumers and others with whom the Company and AFF do business; the ability of the Company to successfully integrate AFF’s operations; the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to AFF’s business; risks related to the COVID-19 pandemic, including risks and uncertainties related to the current unknown duration and severity of the COVID-19 pandemic, the impact of governmental responses that have been, and may in the future be, imposed in response to the pandemic; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail and retail finance products; labor shortages and increased labor costs; inflation; a deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending; currency fluctuations, primarily involving the Mexican peso; and those other risks discussed and described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Retail merchandise sales	$302,819	$272,042
Pawn loan fees	131,819	115,522
Leased merchandise income	149,947	—
Interest and fees on finance receivables	42,449	—
Wholesale scrap jewelry sales	32,805	20,375
Total revenue	659,839	407,939

Cost of revenue:
Cost of retail merchandise sold	182,214	157,153
Depreciation of leased merchandise	93,706	—
Provision for lease losses	39,820	—
Provision for loan losses	24,697	—
Cost of wholesale scrap jewelry sold	28,215	17,197
Total cost of revenue	368,652	174,350

Net revenue	291,187	233,589

Expenses and other income:
Operating expenses	173,296	137,324
Administrative expenses	36,863	30,999
Depreciation and amortization	25,542	10,612
Interest expense	16,221	7,230
Interest income	(676)	(158)
(Gain) loss on foreign exchange	(480)	267
Merger and acquisition expenses	665	166
Loss on revaluation of contingent acquisition consideration	2,570	—
Impairments and dispositions of certain other assets	177	878
Total expenses and other income	254,178	187,318

Income before income taxes	37,009	46,271

Provision for income taxes	9,004	12,556

Net income	$28,005	$33,715
Certain amounts in the consolidated statements of income for the three months ended March 31, 2021 have been reclassified in order to conform to the 2022 presentation.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2022	2021	2021
ASSETS
Cash and cash equivalents	$113,317	$54,641	$120,046
Accounts receivable, net	52,017	35,334	55,356
Pawn loans	344,101	265,438	347,973
Finance receivables, net (1)	140,481	—	181,021
Inventories	247,276	185,336	263,311
Leased merchandise, net (1)	119,147	—	143,944
Prepaid expenses and other current assets	22,592	16,865	17,707
Total current assets	1,038,931	557,614	1,129,358

Property and equipment, net	471,193	384,617	462,526
Operating lease right of use asset	303,444	287,418	306,061
Goodwill	1,541,424	974,051	1,536,178
Intangible assets, net	373,928	83,229	388,184
Other assets	8,318	9,365	8,531
Deferred tax assets, net	5,930	3,869	5,614
Total assets	$3,743,168	$2,300,163	$3,836,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$237,164	$86,714	$244,327
Customer deposits and prepayments	57,874	38,727	57,310
Lease liability, current	92,091	86,529	90,570
Total current liabilities	387,129	211,970	392,207

Revolving unsecured credit facilities	218,000	44,000	259,000
Senior unsecured notes	1,034,355	493,108	1,033,904
Deferred tax liabilities, net	126,741	73,020	126,098
Lease liability, non-current	198,760	186,972	203,166
Other liabilities	13,950	—	13,950
Total liabilities	1,978,935	1,009,070	2,028,325

Stockholders’ equity:
Common stock	573	493	573
Additional paid-in capital	1,726,750	1,218,323	1,724,956
Retained earnings	880,138	811,921	866,679
Accumulated other comprehensive loss	(119,510)	(130,767)	(131,299)
Common stock held in treasury, at cost	(723,718)	(608,877)	(652,782)
Total stockholders’ equity	1,764,233	1,291,093	1,808,127
Total liabilities and stockholders’ equity	$3,743,168	$2,300,163	$3,836,452

Certain amounts in the consolidated balance sheets as of March 31, 2021 and December 31, 2021 have been reclassified in order to confirm to the 2022 presentation.

(1)See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expense of pawn-store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expense of certain operations focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF.

U.S. Pawn Segment Results

The following table details earning assets, which consist of pawn loans and inventories, as well as other earning asset metrics of the U.S. pawn segment as of March 31, 2022 as compared to March 31, 2021 (dollars in thousands, except as otherwise noted):

	As of March 31,
	2022	2021	Increase
U.S. Pawn Segment
Earning assets:
Pawn loans	$241,597	$169,642	42%
Inventories	184,671	128,308	44%
	$426,268	$297,950	43%

Average outstanding pawn loan amount (in ones)	$226	$215	5%

Composition of pawn collateral:
General merchandise	33%	30%
Jewelry	67%	70%
	100%	100%

Composition of inventories:
General merchandise	44%	44%
Jewelry	56%	56%
	100%	100%

Percentage of inventory aged greater than one year	1%	2%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	3.3 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021 (dollars in thousands):

	Three Months Ended
	March 31,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$204,942	$189,957	8%
Pawn loan fees	90,339	76,397	18%
Wholesale scrap jewelry sales	16,524	9,203	80%
Total revenue	311,805	275,557	13%

Cost of revenue:
Cost of retail merchandise sold	119,718	106,530	12%
Cost of wholesale scrap jewelry sold	14,530	7,513	93%
Total cost of revenue	134,248	114,043	18%

Net revenue	177,557	161,514	10%

Segment expenses:
Operating expenses	98,822	95,247	4%
Depreciation and amortization	5,587	5,382	4%
Total segment expenses	104,409	100,629	4%

Segment pre-tax operating income	$73,148	$60,885	20%

Operating metrics:
Retail merchandise sales margin	42%	44%
Net revenue margin	57%	59%
Segment pre-tax operating margin	23%	22%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	March 31,		Favorable /
	2022	2021	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.0	20.6	3%
Three months ended	20.5	20.3	(1)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.8	1%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,748	3,737	—%
Three months ended	3,914	3,553	(10)%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America pawn segment as of March 31, 2022 as compared to March 31, 2021 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				March 31,
	As of March 31,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Earning assets:
Pawn loans	$102,504	$95,796	7%	$99,610	4%
Inventories	62,605	57,028	10%	60,841	7%
	$165,109	$152,824	8%	$160,451	5%

Average outstanding pawn loan amount (in ones)	$79	$76	4%	$76	—%

Composition of pawn collateral:
General merchandise	68%	66%
Jewelry	32%	34%
	100%	100%

Composition of inventories:
General merchandise	68%	58%
Jewelry	32%	42%
	100%	100%

Percentage of inventory aged greater than one year	1%	2%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.3 times	4.4 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,
	March 31,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$97,877	$82,085	19%	$98,802	20%
Pawn loan fees	41,480	39,125	6%	41,873	7%
Wholesale scrap jewelry sales	16,281	11,172	46%	16,281	46%
Total revenue	155,638	132,382	18%	156,956	19%

Cost of revenue:
Cost of retail merchandise sold	62,496	50,623	23%	63,084	25%
Cost of wholesale scrap jewelry sold	13,685	9,684	41%	13,819	43%
Total cost of revenue	76,181	60,307	26%	76,903	28%

Net revenue	79,457	72,075	10%	80,053	11%

Segment expenses:
Operating expenses	45,542	42,077	8%	45,965	9%
Depreciation and amortization	4,401	4,263	3%	4,451	4%
Total segment expenses	49,943	46,340	8%	50,416	9%

Segment pre-tax operating income	$29,514	$25,735	15%	$29,637	15%

Operating metrics:
Retail merchandise sales margin	36%	38%		36%
Net revenue margin	51%	54%		51%
Segment pre-tax operating margin	19%	19%		19%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

The Company completed the AFF acquisition on December 17, 2021, and the results of operations of AFF have been consolidated since the acquisition date. As a result of purchase accounting, AFF’s as reported earning assets, consisting of leased merchandise and finance receivables, contain significant fair value adjustments. The fair value adjustments will be amortized over the life of the lease contracts and finance receivables acquired at the time of acquisition.

The following table provides a detail of leased merchandise as reported and as adjusted to exclude the impacts of purchase accounting as of March 31, 2022 (in thousands):

	As of March 31, 2022
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Leased merchandise, before allowance for lease losses (1)	$159,511	$32,327	$191,838
Less allowance for lease losses	(40,364)	(35,664)	(76,028)
Leased merchandise, net	$119,147	$(3,337)	$115,810

(1)    As reported acquired leased merchandise was recorded at fair value (which includes estimates for charge-offs) in conjunction with purchase accounting. Adjustment represents the difference between the original depreciated cost and fair value of the remaining acquired leased merchandise.

The following table provides a detail of finance receivables as reported and as adjusted to exclude the impacts of purchase accounting as of March 31, 2022 (in thousands):

	As of March 31, 2022
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Finance receivables, before allowance for loan losses (1)	$212,813	$(26,484)	$186,329
Less allowance for loan losses	(72,332)	—	(72,332)
Finance receivables, net	$140,481	$(26,484)	$113,997

(1)    As reported acquired finance receivables was recorded at fair value in conjunction with purchase accounting. Adjustment represents the difference between the original amortized cost basis and fair value of the remaining acquired finance receivables.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

AFF’s as reported results of operations contain significant purchase accounting impacts. The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the three months ended March 31, 2022 (in thousands). Operating expenses include salary and benefit expense of certain operations focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses of AFF and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

	Three Months Ended March 31, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$149,947	$—	$149,947
Interest and fees on finance receivables	42,449	16,173	58,622
Total revenue	192,396	16,173	208,569

Cost of revenue:
Depreciation of leased merchandise	93,706	(4,359)	89,347
Provision for lease losses	39,820	—	39,820
Provision for loan losses	24,697	—	24,697
Total cost of revenue	158,223	(4,359)	153,864

Net revenue	34,173	20,532	54,705

Segment expenses:
Operating expenses	28,932	—	28,932
Depreciation and amortization	682	—	682
Total segment expenses	29,614	—	29,614

Segment pre-tax operating income	$4,559	$20,532	$25,091

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. pawn segment, Latin America pawn segment and retail POS payment solutions segment discussed above to consolidated net income (in thousands):

	Three Months Ended
	March 31,
	2022	2021
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. pawn	$73,148	$60,885
Latin America pawn	29,514	25,735
Retail POS payment solutions (1)	4,559	—
Consolidated segment pre-tax operating income	107,221	86,620

Corporate expenses and other income:
Administrative expenses	36,863	30,999
Depreciation and amortization	14,872	967
Interest expense	16,221	7,230
Interest income	(676)	(158)
(Gain) loss on foreign exchange	(480)	267
Merger and acquisition expenses	665	166
Loss on revaluation of contingent acquisition consideration	2,570	—
Impairments and dispositions of certain other assets	177	878
Total corporate expenses and other income	70,212	40,349

Income before income taxes	37,009	46,271

Provision for income taxes	9,004	12,556

Net income	$28,005	$33,715

(1)    The AFF results are significantly impacted by certain purchase accounting adjustments as noted in the retail POS payment solutions segment results of operations above. Adjusted retail POS payment solutions segment pre-tax operating income excluding such purchase accounting adjustments was $25 million for the three months ended March 31, 2022.

FIRSTCASH HOLDINGS, INC.
PAWN STORE COUNT ACTIVITY

As of March 31, 2022, the Company operated 2,829 pawn store locations composed of 1,078 stores in 25 U.S. states and the District of Columbia, 1,663 stores in 32 states in Mexico, 60 stores in Guatemala, 15 stores in Colombia and 13 stores in El Salvador.

The following table details pawn store count activity for the three months ended March 31, 2022:

	Three Months Ended March 31, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,081	1,744	2,825
New locations opened (1)	—	10	10
Consolidation of existing pawn locations (2)	(3)	(3)	(6)
Total locations, end of period	1,078	1,751	2,829

(1)In addition to new store openings, the Company strategically relocated one store in Latin America during the three months ended March 31, 2022.

(2)Store consolidations were primarily acquired locations over the past five years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF, and the impacts of purchase accounting with respect to the AFF acquisition in order to allow more accurate comparisons of the financial results to prior periods, which include the Company’s transaction expenses incurred in connection with its acquisition of AFF. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured, and to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended March 31,
	2022		2021
	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$28,005	$0.58	$33,715	$0.82
Adjustments, net of tax:
Merger and acquisition expenses	511	0.01	116	—
Non-cash foreign currency (gain) loss related to lease liability	(484)	(0.01)	421	0.01
AFF purchase accounting adjustments, net (1)	28,703	0.60	—	—
Impairments and dispositions of certain other assets	136	—	676	0.02
Adjusted net income and diluted earnings per share	$56,871	$1.18	$34,928	$0.85

(1)Includes $13 million related to the amortization of purchase accounting adjustments to record acquired finance receivables at fair value, $11 million related to the amortization of acquired intangible assets, $3 million related to the amortization of purchase accounting adjustments to record acquired leased merchandise at fair value and a $2 million loss on the revaluation of AFF contingent acquisition consideration (all shown net of tax).

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$665	$154	$511	$166	$50	$116
Non-cash foreign currency (gain) loss related to lease liability	(692)	(208)	(484)	602	181	421
AFF purchase accounting adjustments, net	37,277	8,574	28,703	—	—	—
Impairment and dispositions of certain other assets	177	41	136	878	202	676
Total adjustments	$37,427	$8,561	$28,866	$1,646	$433	$1,213

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Net income	$28,005	$33,715	$119,199	$107,376
Provision for income taxes	9,004	12,556	38,041	36,877
Depreciation and amortization	25,542	10,612	60,836	42,043
Interest expense	16,221	7,230	41,377	28,156
Interest income	(676)	(158)	(1,214)	(1,513)
EBITDA	78,096	63,955	258,239	212,939
Adjustments:
Merger and acquisition expenses	665	166	15,948	1,414
Non-cash foreign currency (gain) loss related to lease liability	(692)	602	(650)	(2,533)
AFF purchase accounting adjustments, net (1)	23,102	—	51,593	—
Impairments and dispositions of certain other assets	177	878	248	4,412
Loss on extinguishment of debt	—	—	—	11,737
Adjusted EBITDA	$101,348	$65,601	$325,378	$227,969

(1)Excludes $14 million and $16 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months and trailing twelve months ended March 31, 2022, respectively, which is already included in the add back of depreciation and amortization to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Cash flow from operating activities	$106,397	$69,174	$260,527	$214,053
Cash flow from certain investing activities:
Pawn loans, net (1)	17,383	42,394	(98,351)	96,603
Finance receivables, net	13,809	—	7,965	520
Purchases of furniture, fixtures, equipment and improvements	(7,028)	(9,491)	(39,559)	(36,453)
Free cash flow	130,561	102,077	130,582	274,723
Merger and acquisition expenses paid, net of tax benefit	511	116	12,267	1,057
Adjusted free cash flow	$131,072	$102,193	$142,849	$275,780

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics adjusted to exclude the impacts of purchase accounting provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables above for additional reconciliations of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides a reconciliation of consolidated total revenue presented in accordance with GAAP to adjusted total revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended March 31,
	2022	2021
Total revenue, as reported	$659,839	$407,939
Adjustments:
AFF purchase accounting adjustments (1)	16,173	—
Adjusted total revenue	$676,012	$407,939

(1)Adjustment relates to the net amortization of the fair value premium on acquired finance receivables, which is recognized as an adjustment to interest income on an effective yield basis over the lives of the acquired finance receivables. See the retail POS payment solutions segment tables above for additional segment level reconciliations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com